Exhibit 10.3

SCHLUMBERGER 2013 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into effective as of [date] by and between Schlumberger Limited (the “Company”), and [                         ] (“Employee”), pursuant to the Schlumberger 2013 Omnibus Stock Incentive Plan (the “Plan”).  Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.Award.  In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of “Restricted Stock Units.”  The number of Restricted Stock Units subject to this award are set forth in an award notice previously delivered to Employee.  Restricted Stock Units are notional units of measurement denominated in shares of common stock of Schlumberger Limited, $.01 par value per share (“Common Stock”).  Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth below and in the Plan.

2.Vesting of Restricted Stock Units.  The period of time between the date of grant specified in the award notice (the “Grant Date”) and the vesting of Restricted Stock Units (and the termination of restrictions thereon) shall be referred to herein as the “Restricted Period.”

(a)Normal Vesting.  The Restricted Stock Units shall vest in a single vesting on the third anniversary of the Grant Date (“Vesting Date”), provided that the Employee is continuously employed by the Company and its Subsidiaries from the Grant Date to the Vesting Date.  Except as provided in Section 2(b), if there is any Termination of Employment (as defined in Section 15(a) below) during the period from and between the Grant Date until and including the Vesting Date, the Employee shall immediately forfeit all Restricted Stock Units.  Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

(b)Acceleration on Death or Disability.  Upon Termination of Employment from the Company and its Subsidiaries by reason of Employee’s death or Disability (as defined in Section 15(a) below) or upon Employee’s Disability prior to Termination of Employment (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code), all Restricted Stock Units that are not vested at that time immediately shall become vested in full.

3.Settlement of Restricted Stock Units.  If Employee’s Restricted Stock Units become vested in accordance with the normal vesting schedule described in the first sentence of Section 2(a) or pursuant to Section 2(b), payment of vested Restricted Stock Units shall be made as soon as administratively practicable, but in no event later than 2-1/2 months following the date that the Restricted Stock Units vest.  Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, settle the vested Restricted Stock Units in cash based on the Fair Market Value of the shares of Common Stock on the settlement date.

4.Forfeitures of Restricted Stock Units.  Until the Restricted Period has expired, upon a Termination of Employment from the Company and its Subsidiaries for any reason that does not result in an acceleration of vesting pursuant to Subsection 2(b), Employee shall immediately forfeit all unvested Restricted Stock Units, without the payment of any consideration.  Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the unvested Restricted Stock Units.

5.Restrictions on Transfer.

(a)Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, other than to the Company as a result of the forfeiture of units as provided herein or pursuant to Section 10.

(b)Consistent with the foregoing, except as contemplated by Section 10, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Employee shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 10, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

6.Rights as a Stockholder.  Employee shall have no rights as a stockholder with regard to the Restricted Stock Units.  Rights as a stockholder shall arise only if the Restricted Stock Units are settled in shares of Common Stock as set forth in Section 3.

7.Taxes.  To the extent that the receipt of the Restricted Stock Units or the payment upon lapse of any restrictions results in income to Employee for federal or state income tax purposes or in any other cases where the Company holds the view that it is obligated to withhold taxes, Employee shall deliver to the Company immediately prior to the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from the payment for vested Restricted Stock Units or from any cash or other form of remuneration then or thereafter payable to Employee an amount equal to any tax required to be withheld by reason of such resulting compensation income.  The Restricted Stock Units are intended to be “short-term deferrals” exempt from Section 409A, and shall be construed and interpreted accordingly.

8.Changes in Capital Structure.  As more fully described in the Plan, if the outstanding shares of Common Stock shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Restricted Stock Units shall be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

9.Compliance With Securities Laws.  The Company shall not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations or the laws of any other country.  Prior to the issuance of any shares of Common Stock pursuant to this Agreement, the Company may require that Employee (or Employee's legal representative upon Employee's death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.Assignment.  The Restricted Stock Units are not transferable (either voluntarily or involuntarily) by the Employee except by will or the laws of descent and distribution.  Payment of the Restricted Stock Units after Employee’s death shall be made to Employee’s estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such payment under the laws of descent and distribution.  No purported assignment or transfer, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon any such purported assignment or transfer, or any attempt to make the same, the Restricted Stock Units shall terminate and become of no further effect.

11.Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees).  Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

12.Limitation of Rights.  Nothing in this Agreement or the Plan may be construed to:

(a)give Employee any right to be awarded any further Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b)give Employee or any other person any interest in any fund or in any specified asset or assets of the Company (other than the Restricted Stock Units); or

(c)confer upon Employee the right to continue in the employment or service of the Company or any Subsidiary.

13.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.No Waiver.  The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15.Definitions.  The following terms shall have the meanings set forth in this Section 15.

(a) “Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries shall not be considered a Termination of Employment.  Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

(b) “Disability” means, for purposes of the first clause of Section 2(b), such disability (whether physical or mental impairment) which totally and permanently incapacitates the Employee from any gainful employment in any field which the Employee is suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

16.Entire Agreement.

(a)Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement.  Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof.  Employee further agrees that such terms and conditions shall control this Agreement, notwithstanding any provisions in any employment agreement or in any prior or subsequent awards.

(b)Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.

(c)This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d) Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(e)This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).  Venue for any dispute arising under this Agreement shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

17.Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, effective as of the day and year first above written.

SCHLUMBERGER LIMITED
By:
Paal Kibsgaard